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                                                                     Exhibit 2.2
                             AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER

                  This Amendment to Agreement and Plan of Merger dated as of July 2, 1997 is by and among Glasstech Holding Co., a Delaware corporation (the "Parent"), Glasstech Sub Co., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Sub"), and Glasstech, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the parties entered into an Agreement and Plan of Merger dated as of June 5, 1997, pursuant to which Sub Co. will be merged with and into the Company, with the Company as the surviving entity (the "Merger");

                  WHEREAS, pursuant to the Merger, all outstanding Shares of Glasstech shall be cancelled and, except for Shares owned by the Parent, the Sub, any subsidiary of the Parent or the Sub, or held in the treasury of the Company, shall be converted into the right to receive the Merger Consideration;

                  WHEREAS, certain stockholders of the Company set forth on Exhibit A hereto (the "Management Stockholders") are desirous of contributing their Shares of the Company (the "Management Shares") to the Parent in exchange for stock of the Parent prior to the Effective Time of the Merger;

                  WHEREAS, such a contribution and exchange would result in the Parent owning Shares of the Company at the Effective Time;

                  WHEREAS, pursuant to the Merger Agreement such Shares of the Company will not be entitled to participate in the Merger Consideration;


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                  WHEREAS, the parties are desirous of facilitating the
exchange of the Management Shares by the Management Stockholders for shares of the Parent;

                  WHEREAS, to facilitate such exchange, the parties are desirous of amending the Merger Agreement to adjust the Merger Consideration to reflect the exclusion of the Management Shares from participation in the Merger Consideration;

                  WHEREAS, the parties are desirous of effecting certain other changes to the Merger Agreement;

                  NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and in the Merger Agreement, the parties hereto hereby agree as follows:

                  1. DEFINED TERMS. All defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

                  2. AMENDMENT TO SECTION 1.9.  The fourth paragraph of
Section 1.9 shall be amended by the addition at the end thereof of the following sentence:

                           The amount, if any, payable to record holders of Shares and Options pursuant to the foregoing provisions of this paragraph shall be paid (x) to the extent not exceeding $30,160 to Shareholders' Representative to be held and used as provided in clause
         (iii) of the second sentence of Section 2.2(a) and (y) the balance, if any, to record holders of the Shares and Options as of the Effective Time.

                  3. AMENDMENT TO MERGER AGREEMENT FOR MANAGEMENT SHARES.

                  Sections 2.2(a) and 2.2(b) and the first paragraph of Section 2.2(c) of the Merger Agreement shall be deleted in their entirety and the following inserted in lieu thereof:

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                           (a) At the Effective Time, the Parent shall cause the
                  Sub to deposit with The Bank of New York (or another bank or trust company reasonably satisfactory to the Company) (the "Paying Agent") the excess of (i) the Preliminary Aggregate Merger Consideration over (ii) the sum of (x) the product of the Per Share Merger Amount (as defined in subparagraph (b) below) and the number of Management Shares (as defined in subparagraph (e) below) and (y) the aggregate amount payable by the Surviving Corporation with respect to Options pursuant to paragraph (c) (such funds, the "Payment Fund"). Of the Payment Fund, (i) $3,000,000 (the "Indemnification Escrowed Fund") shall be held by the Paying Agent pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit
                  2.2 attached thereto (the "Indemnification Escrow Agreement") in escrow for any Losses (as defined in Section 8.2); (ii) $500,000 (the "Working Capital Escrow" and collectively with the Indemnification Escrow Fund the "Escrow Funds") shall be held in escrow by the Paying Agent pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit 2.2 attached hereto (the "Working Capital Escrow Agreement") and;
                  (iii) $219,840 shall be paid to the Shareholders' Representative (to be held in its escrow account) and shall be used to pay the fees and expenses of the Shareholders' Representative. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in this paragraph (a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this agreement.

                           (b) The amount resulting from the following formula
                  shall be the "Per Share Merger Amount":

                                1. (x) the excess of the Preliminary Aggregate
                  Merger Consideration over the aggregate amount of the Escrow Funds plus (y) the exercise price of all outstanding Options (as defined in Section 2.4)

                  divided by

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                                    2.  (z) the number of Shares outstanding
                  immediately prior to the Effective Time (counting as outstanding any Shares issues or issuable upon exercise or deemed exercise of Options).

                           (c) Immediately after the Effective Time, the
                  Surviving Corporation shall cause the Paying Agent to mail to each record holder of Shares as of the Effective Time, a form of letter of transmittal and instructions for use in effecting the surrender of certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") for payment. Immediately upon surrender to the Paying Agent of a Certificate representing Shares, together with the letter of transmittal duly executed, the holder shall be paid in cash from the Payment Fund an amount equal to the product of the Per Share Merger Amount and the number of Shares represented by such Certificate. At the Effective Time, the Surviving Corporation shall pay in cash to each holder of Options listed on Schedule 3.2(a), pursuant to instructions provided to the Surviving Corporation by such holder, an amount equal to the product of the Per Share Merger Amount and the number of such holder's Options as set forth on such Schedule MINUS the aggregate exercise price of such Options and applicable withholding taxes, if any.

                  4.  FURTHER AMENDMENT TO MERGER AGREEMENT FOR MANAGEMENT
SHARES.

                  The following language shall be added to the end of Section
2.2 of the Merger Agreement:

                           (e) "Management Shares" shall mean the Shares
                  contributed to Parent by the former stockholders of the Company as set forth on Schedule 2.2(e). For purposes of paragraphs (c) and (d) of this Section, Management Shares shall not be considered Shares.

                  5. PAYMENTS FROM ESCROWS. The Parent shall be included on the list of Shareholders set forth as Schedule 2 to

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the Indemnification Escrow Agreement and Schedule 2 to the Working Capital
Escrow Agreement, and the percentage attributable to the Parent on such schedules shall be the percentage the Management Shares bear to the total number of Shares outstanding immediately prior to the Effective Time (including Shares issued or issuable upon exercise or deemed exercise of Options).

                  6. AMENDMENT TO MERGER AGREEMENT FOR NON-CONTRACT
INVENTORY PAYMENTS. Section 5.13 of the Merger Agreement shall be deleted in its entirety.

                  7. AMENDMENT TO MERGER AGREEMENT FOR AGGREGATE MERGER CONSIDERATION. The words "Seventy Eight Million Dollars ($78,000,000) in Section
1.6 of the Merger Agreement shall be changed to "Seventy Six Million Two Hundred Thousand Dollars ($76,200,000)." In Section 1.8 of the Merger Agreement, the words "$78,000,000" shall be changed to "$76,200,000."

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                  8.  NO FURTHER CHANGES.  Except as expressly set forth
herein, the Merger Agreement shall remain unchanged in all respects and shall remain in full force and effect.


                                    GLASSTECH HOLDING CO.

                                    By:/S/ Mark D. Christman
                                       ----------------------------------------
                                    Title:President
                                          -------------------------------------

                                    GLASSTECH SUB CO.

                                    By:/S/ Mark D. Christman
                                       ----------------------------------------
                                    Title:President
                                          -------------------------------------

                                    GLASSTECH, INC.

                                    By:/S/ Mark D. Christman
                                       ----------------------------------------
                                    Title:President
                                          -------------------------------------


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                                 Schedule 2.2(e)
                                 ---------------

                                Management Shares
                                -----------------

John S. Baxter                              1100
Ron A. McMaster                             2000
Diane S. Tymiak                             1500
Kenneth H. Wetmore                          1000
James P. Schnabel                            150
Larry E. Elliott                             100
Mark D. Christman                          17508





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